AMENDED AND RESTATED BADAK LNG SALES CONTRACT

     This Badak LNG Sales Contract (the "Contract") dated as of the 14th day of April 1981, and amended and restated as of the 1st day of January, 1990, by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a state enterprise of the Republic of Indonesia ("Seller"), on the one hand, and CHUBU ELECTRIC POWER CO., INC ("Chubu Electric"), THE KANSAI ELECTRIC POWER CO, INC. ("Kansai Electric"), OSAKA GAS CO., LTD. ("Osaka Gas") and TOHO GAS CO., LTD. ("Toho Gas"), all corporations organized and existing under the laws of Japan (hereinafter referred to individually as "Buyer" and collectively as "Buyers"), on the other hand,

                           WITNESSETH:

WHEREAS:

1. By that certain Invoice Settlement Agreement for 1981 LNG Sales Contract dated as of March 31, 1987 and amended and restated as of December 1, 1988, Seller and Buyers agreed to amend the Contract to delete the currency adjustment provision and all references thereto as of April 1, 1988; and

2. By Memorandum of Agreement on Revisions to the 1981 Badak LNG Sales Contract dated as of September 7, 1989, Seller and Buyers agreed to revise certain provisions of the Contract, to provide for an adjustment of the Contract Sales Price and the sale and purchase of additional quantities of LNG, and to amend the Contract to incorporate these revisions effective as of January 1, 1990; and

3. Seller and Buyers have agreed to eliminate those provisions of the Contract that are no longer operational and to make certain linguistic and grammatical revisions to improve the clarity of the Contract.

     NOW, THEREFORE, Seller and each Buyer hereby agree to the following terms:

ARTICLE I - DEFINITIONS

          The terms or expressions below will have the following meanings in this Contract:

          1.1  Actual Cubic Foot
               A volume equal to the volume of a cube whose edge is one foot.

          1.2  Actual Loading Time
               As defined in Section 4.12(b).

          1.3  Affiliate
               As defined in Article 19.

          1.4  Allowance
               The quantity of LNG by which a Buyer reduces a Quantity Deficiency in respect of a given calendar year pursuant to the provisions of Section 73(d).

          1.5  Allowance Restoration Period.
               As defined in Section 7.3(d)(iv).

          1.6  Allotted Loading Time
               As defined in Section 4.12(a).

          1.7  Annual Program
               As defined in Section 12.1(a).

          1.8  Arrival Temperature Requirement
               As defined in Section 4.10.

          1.9  Badak Facility
               As defined in Section 5.2.

          1.10 British Thermal Unit (BTU)
               The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.00F to 60.00F at an absolute pressure of 14.696 pounds per square inch.

          1.11 Business Day in Japan
               Every day other than Saturdays, Sundays, National
Holidays (including compensatory days), and January 2 and 3.

          1.12 Buyers' Coordinator
               Japan Indonesia LNG Co., Ltd. or such other entity as may be designated by Buyers pursuant to Article 18.

          1.13 Buyer's Facilities
               For the purposes of Section 15.1(a)(v) in respect of any Buyer, the Receiving Facilities of such Buyer and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG which such Buyer is able to receive hereunder.

          1.14 Buyers' Representative
               P.T. Jasa Enersi Pratama Nusantara or such other entity as may be designated by Buyers pursuant to Article 18.

          1.15 Buyers' Transportation Agreement
               The Transportation Agreement between Buyers and
Buyers' Transporter for transporting LNG delivered under this Contract.

          1.16 Buyers' Transporter
               The Transporter designated in Buyers' Transportation
Agreement.

          1.17 Certificate
               As defined in Section 3.2(a).

          1.18 Contract Sales Price
               As defined in Section 8.2.

          1.19 Cubic Meter (CBM)
               A volume equal to the volume of a cube whose edge is one meter.

          1.20 Delivery Point
               The point at the Loading Port at which the flange coupling of Seller's loading line joins the flange coupling of the LNG loading manifold onboard any LNG Tanker.

          1.21 ETA
               Estimated time of arrival as defined in Section 4.6
(a).

          1.22 Exercising Buyer
               As defined in Section 7.3 (d)(i).

          1.23 Fixed Quantity
               As defined in Section 7.l.

          1.24 Fixed Quantity Period
               As defined in Section 7.l.

          1.25 Floor Price
               As defined in Section 8.2.

          1.26 Force Majeure Deficiency
               As defined in Section 7.6 (a).

          1.27 Gas Supply Area
               Badak, Nilam and other nearby fields selected by Seller in East Kalimantan, Indonesia.

          1.28 G.P.A.
               Gas Processors Association.

          1.29 Gross Heating Value
               The quantity of heat expressed in British Thermal Units produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.00 Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

          1.30 Huffco Group
               Roy M. Huffington, Inc., Huffington Corporation,
Virginia International Company, Virginia Indonesia Company,
Ultramar Indonesia Limited, Union Texas East Kalimantan Limited and Universe Tankships, Inc.

          1.31 Initial Contract Sales Price
               As defined in Section 8.l.

          1.32 Liquefied Natural Gas (LNG)
               Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

          1.33 LNG Tanker
               An ocean-going vessel, meeting the requirements of
Section 4.2, suitable for transporting LNG, which is used by Buyers for transportation of LNG under this Contract.

          1.34 Loading Port
               The port located at the Badak Facility.

          1.35 Make-Good LNG
               As defined in Section 7.3 (d)(iv).

          1.36 Make-Good Obligation
               The obligation of a Buyer as set forth in Section
7.3 (d)(iv) to take and pay for LNG in an amount (measured in BTU'S) equal to each Allowance exercised.

          1.37 Make-Up LNG
               As defined in Section 7.5.

          1.38 Natural Gas
               Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

          1.39 1973 LNG Sales Contract
               The LNG Sales Contract dated as of December 3, 1973, amended and restated as of January 1, 1990, between Seller, on the one hand, and Chubu Electric, Kansai Electric, Kyushu Electric Power Co., Inc., Nippon Steel Corporation, Osaka Gas and Toho Gas, on the other hand.

          1.40 Ninety-Day Schedule
               As defined in Section 12.2.

          1.41 Notice of Readiness
               As defined in Section 4.9.

          1.42 Proved Remaining Recoverable Reserves
               Reserves which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses; and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

          1.43 Quantity Deficiency
               As defined in Section 7.3(a).

          1.44 Receiving Facilities
               As defined in Section 5.l.

          1.45 Restoration Quantities
               As defined in Section 7.6(a).

          1.46 Round-Up Request
               As defined in Section 7.3 (a)(ii).

          1.47 Seller's Facilities
               For the purposes of Section 15.1(a)(iv), Natural Gas reservoirs or production facilities in the field, the facilities for transportation of Natural Gas from the field, and the Badak
Facility.

          1.48 Seller's Gas Supply Obligation
               From time to time on any given date the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

          1.49 Seller's Suppliers
               In respect of portions of the LNG to be sold hereunder:
               (a)  Huffco Group;
               (b)  Total Indonesie and Indonesia Petroleum Ltd.;
                    and
               (c)  Unocal Indonesia Ltd. and Indonesia Petroleum
                    Ltd.;

and any successors and assignees of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable Supply Agreement with Seller.

          1.50 Seller's Transportation Agreement
               That certain Transportation Agreement made as of September 23, 1973, as amended, by and between Burmah Gas Transport Limited and Seller.

          1.51 Standard Cubic Foot (scf)
               The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of 60.00F and at an absolute pressure of 14.696 pounds per square inch.

          1.52 Statement of Cooling Time
               As defined in Section 4.10.

          1.53 Supply Agreement
               As defined in Section 3.1.

          1.54 Take-or-Pay Quantity
               As defined in Section 7.5.

          1.55 Unloading Ports
               The ports at locations in or near Nagoya, Osaka, Himeji, and at such other locations in Japan as may be agreed between Seller and Buyers, where the Receiving Facilities are or will be constructed.

 ARTICLE 2 - SALE AND PURCHASE

     Seller agrees to sell and deliver to the Delivery Point and each Buyer agrees to purchase, receive and pay for, and to pay for if not taken, LNG, in the quantities and at the price and in accordance with the other terms and conditions set forth in this Contract.

ARTICLE 3 - SOURCES OF SUPPLY

     3.1  Sources of Supply
          The Natural Gas to be processed into LNG and sold hereunder is to be produced from the Gas Supply Area. Seller represents that Seller will maintain throughout the term hereof the right to sell all quantities of LNG to be sold hereunder. In this connection, Seller represents that it has executed or will execute from time to time, as required in order to maintain the right to sell the quantities of LNG to be sold hereunder, agreements with production sharing contractors of Seller under which agreements such production sharing contractors make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder ("Supply Agreement").

     3.2  Reserves of Natural Gas
          (a) Seller has furnished Buyers with statements, each entitled "Certificate" and each dated on or prior to November 15, 1979, of DeGolyer and MacNaughton expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the date of this Contract. Hereafter and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and natural gas in subsurface reservoirs, the written statement (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall provide Buyers with copies of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.
          (b) If, during the term of this Contract Seller obtains information from its activities (including the activities of Seller's production sharing contractors) in operating fields in the Gas Supply Area which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller will promptly inform Buyers of such situation and will further inform Buyers of any measures which Seller may elect to take in order to increase the amount of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area.

ARTICLE 4 - LOADING AND TRANSPORTATION

     4.1  Buyers' Obligation to Provide Transportation
          Buyers shall provide, or cause to be provided, the transportation required to transport all quantities of LNG to be sold and delivered hereunder from the Loading Port.

     4.2  LNG Tankers
          Buyers will provide, or cause to be provided, for their performance under this Contract, LNG Tankers compatible with the marine facilities of the Badak Facility of up to approximately two-hundred ninety (290) meters in length, up to approximately forty-six (46) meters in width, and up to approximately eleven and one-tenth (11.1) meters draft, which LNG Tankers shall be designed and at all times equipped and manned so as safely to permit the loading of a full cargo in approximately twelve (12) hours of pumping time and to accept cargo at a rate up to approximately eleven thousand (11,000) CBM per hour being the fun design pumping rate of Seller's loading pumps (which rate shall be subject to revision after mutual agreement). The provisions of this Contract applicable to LNG Tankers shall apply whether any LNG Tanker is owned and operated by the Buyers or otherwise.

     4.3  Loading Port Facilities
          (a) Seller will provide a berth, and cause to be provided port facilities, including a channel and turning basin, and cause to be designated a holding anchorage, all capable of receiving an LNG Tanker of the dimensions set forth in Section 4.2, where such LNG Tanker may safely proceed to, lie at and depart from, always afloat at all times of the tide. Seller shall not be obligated to provide facilities for repair of LNG Tankers.
           (b) Seller will provide facilities capable of loading LNG at an approximate rate of ten thousand (10,000) CBM per hour at a normal operating pressure of about forty-two and one-half pounds per square inch gauge (42.5 psig) at the Delivery Point. In any event, pressure at the Delivery Point shall not exceed one hundred twenty pounds per square inch gauge (120 psig).
          (c)  Loading Port facilities shag include:
               (i) Shore tanks and loading lines for liquid nitrogen; pipelines and connections for the supply of fresh water; and
               (ii) Appropriate systems necessary for radio and
                    telex communications with the LNG Tankers.

     4.4  Loading Port Obligations
          (a) LNG Tankers shall utilize the Loading Port facilities subject to observance of all relevant port regulations. Any tugs, pilots or escort vessels required (or other support vessels required in connection with the safe berthing of an LNG Tanker) shall be employed at, the sole risk and expense of the LNG Tanker. Prior to each loading, Buyers' Transporter shall be responsible for determining the availability of any nitrogen, fuel, water and other utilities required by the LNG Tankers at the Loading Port, which will be provided by Seller on an as available basis for Buyers' Transporter's account.
          (b) Buyers and/or Buyers' Transporter shall be responsible for payment of amounts due for supplies and services requested by masters of LNG Tankers and for normal port charges to the extent such charges are uniformly applied to all LNG vessels receiving exports of LNG from the Loading Port.

     4.5   Cargo Loading
          (a) The LNG to be sold and purchased hereunder shall be pumped into LNG Tankers at the expense of Seller through manifold strainers of sixty (60) mesh (or such other mesh as shall be agreed from time to time by the parties) provided by the LNG Tanker and, absent agreement of the parties or an unavoidable circumstance, shall be in full cargo lots.
          (b) The loading facilities provided by Seller shall include a boil-off gas return system for receiving boil-off gas from LNG Tankers. There shall be no charge for any natural gas boiled-off from the LNG Tankers while berthed at the Loading Port that is returned to shore. The LNG Tankers shall compress such boil-off gas to the extent required to maintain the gas pressure in the LNG Tanker's cargo tanks and the boil-off gas return line within allowable operating limits during loading, and Seller shall operate the boil-off gas return system in a manner that will permit the gas pressure in the LNG Tanker's cargo tanks to be maintained within the allowable operating limits of such tanks.

     4.6 Notifications of Estimated Time of Arrival at Loading Port and Cooling Requirements
          (a) Buyers shall give Seller notice by telex or facsimile of the date and hour on which each LNG Tanker departs from an Unloading Port or drydock/repair port and the estimated time of arrival ("ETA") at the Loading Port. Said notice shall be submitted immediately after the LNG Tanker's departure from the Unloading Port or drydock/repair port. Buyers shall include in such notice to Seller a statement of:
               (i) The estimated quantity of LNG that will be required to cool the tanks to permit continuous loading of LNG and the estimated time that will be required for such cooling, both of which will be based upon the date the LNG Tanker is expected to commence loading.
               (ii) Any operational deficiencies in the LNG Tanker
                    that may affect its port performance.
               (iii)     Requirements for nitrogen, fuel, water
                         and other utilities.  Buyers shall
                         arrange for the LNG Tanker's master to
                         notify Seller regarding any change in the ETA of twelve (12) hours or more. If the LNG Tanker's cargo tanks should require cooling or if the cooling or utilities requirements or the condition of the LNG Tanker should change on account of circumstances discovered after transmittal of the notice required by this Section 4.6(a), the master of the LNG Tanker shall give prompt notice thereof to Seller, setting forth the information required by the second preceding sentence, or amending any such information previously given to Seller.
          (b) Seventy-two (72) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex to Seller stating its then ETA. If this ETA should change by more than six (6) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.
          (c) Forty-eight (48) hours prior to the LNG Tanker's arrival at the Loading Port, the LNG Tanker's master shall give notice by telex to Seller confirming or amending the last ETA notice. If this ETA changes by more than six (6) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.
          (d) Twenty-four (24) hours prior to the LNG Tanker's arrival at the Loading Port, an ETA notice shall be sent by telex and radio to Seller confirming or amending the last ETA notice. If this ETA changes by more than two (2) hours, the LNG Tanker's master shall give notice of the corrected ETA promptly to Seller.
          (e) A final ETA notice shall be sent by telex and radio five (5) hours prior to the LNG Tanker's arrival at the Loading Port.

     4.7  Berthing Assignments
          Seller shall determine the berthing sequence of vessels at the Loading Port in order to best ensure compliance with the overall loading schedule of the Badak Facility (including the Annual Program and Ninety-Day Schedules hereunder), and shall notify the masters of LNG Tankers via the ship's agent of their berthing priority upon receipt of Notice of Readiness.

     4.8  Vessels not Ready for Loading
          (a) If an LNG Tanker arrives which is not ready to load for any reason, Seller may or may not allow it to berth. In the case of an LNG Tanker only requiring cooldown to be ready to load, Seller shall not defer berthing by reason thereof if either such cooldown was provided for in the most recent Ninety-Day Schedule or the cooldown time is not expected to exceed six (6) hours.
Whenever Buyers notify Seller that an LNG Tanker will require cooldown, Seller shall make provision therefor in the Ninety-Day Schedule as soon as Seller can do so without disrupting the overall loading schedule or operations of the Badak Facility.
          (b) If any LNG Tanker previously believed to be ready for loading or cooling is found to be unready after being berthed, Seller may direct the master to vacate the berth and proceed to anchorage, whether or not other vessels are awaiting a berth, unless it appears reasonably certain that the LNG Tanker at the berth can be readied within four (4) hours and Seller has not concluded that such LNG Tanker is unsafe.
          (c) When the LNG Tanker at anchorage is ready, the master will notify Seller. Seller shall assign a berth to any such LNG Tanker or to any LNG Tanker awaiting cooldown at anchorage as soon as Seller is able to do so without disrupting Seller's loading requirements or operations.

     4.9  Notice of Readiness
          As soon as the LNG Tanker is securely moored at the berth or securely anchored awaiting a berth, has received all necessary port clearances and is able to receive LNG for loading or cooling, the master shall give notice of readiness to Seller ("Notice of Readiness"); provided, however, that in the event an LNG Tanker should arrive at the Loading Port prior to the date established in the Ninety-Day Schedule (and any revisions thereof except those made after the LNG Tanker has commenced its voyage to the Loading Port unless made as a result of delays caused by the operations of the LNG Tankers), Notice of Readiness shall be deemed effective at the earlier of (i) 0:00 a.m. local time on the scheduled loading date, or (ii) the time loading commences.

     4.10 Tank Temperature for Loading and Statement of Cooling
Time
          Buyers shall cause Buyers' Transporter after each discharge of a cargo at an Unloading Port to retain on board each LNG Tanker sufficient LNG, based on normal operations of the LNG Tanker (subject to making adequate provision for any LNG Tanker mechanical problems of which Buyers' Transporter is aware), to maintain, for a period of not less than twenty-four (24) hours after the later of (i) the actual arrival or (ii) the scheduled arrival date (ignoring any revision to such date made after the LNG Tanker has commenced its voyage to the Loading Port) of such LNG Tanker at the Loading Port, a temperature in the cargo tanks to permit continuous loading of LNG ("Arrival Temperature Requirement"); provided, however, that the Arrival Temperature Requirement shall not apply upon entry into service or in cases where the LNG Tanker proceeds from an Unloading Port to a drydock/repair port. When an LNG Tanker requires cooling, the master or Buyers' Representative shall so inform Seller at the time of the first notice under Section 4.6(a) and, second, at the time of the Notice of Readiness. After the LNG Tanker has been cooled, the representatives of both Buyers and Seller shall sign a statement of cooling time ("Statement of Cooling Time").

     4.11 Quantities for Purging and Cooling of Tanks
          Quantities of LNG required to purge and cool each LNG Tanker to the temperature that will permit continuous loading of LNG shall be delivered by Seller without charge to Buyers upon the initial entry of such LNG Tanker into service and upon its return to service after each annual scheduled maintenance period (except that for a vessel temporarily in service as an LNG Tanker to receive such quantities of LNG without charge to Buyers, such vessel must remain in service for a period of not less than four
(4) continuous months). All other LNG required by the LNG Tankers for purging and cooling shall be sold, delivered and invoiced by Seller and paid for by the Buyer (or its designee) scheduled to receive the cargo of LNG next to be loaded at the Contract Sales Price applicable to such cargo, except that where any LNG Tanker having met the Arrival Temperature Requirement needs purging or cooldown due to an event which does not extend Allotted Loading Time under Section 4.12(c), then the LNG required in connection therewith shall be provided without charge. Such price shall be applied to the total liquid quantities delivered for purging and cooling, measured before evaporation of any part thereof occurs. The parties will determine by mutual agreement the rates and pressures for delivery of LNG for purging and cooling and the method for determining quantities used for such operations. Quantities of LNG used to bring the LNG Tankers to a temperature permitting continuous loading of LNG shall not be applied against the quantities required to be sold by Seller and taken, or paid for if not taken, by Buyers under other provisions of this Contract.

     4.12 Loading Time
          (a) The allotted loading time for Seller to load each LNG Tanker ("Allotted Loading Time") shall be twenty-four (24) hours, subject to adjustment as provided below.
          (b) The actual loading time for each LNG Tanker ("Actual Loading Time") shall commence (i) six (6) hours after the time when the Notice of Readiness is received or deemed to be effective, as defined in Section 4.9, or (ii) when the LNG Tanker is all fast alongside the berth and ready to receive cooldown LNG or cargo, whichever first occurs, and shall end when the loading and return lines of the LNG Tanker are disconnected from the Seller's loading and return lines and all cargo papers necessary for departure required to be furnished by Seller are delivered on board in proper form and the LNG Tanker is permitted to proceed to sea.
          (c)   Allotted Loading Time shall be extended to include:
               (i) The period during which proceeding from the anchorage, berthing, loading or clearing of the LNG Tanker to proceed to sea after completion of loading is delayed, hindered or suspended by a Buyer, Buyers' Transporter, LNG Tanker master, port authority or any third party for reasons of safety, weather or otherwise and over which Seller has no control;
               (ii) The period of any delays attributable to the
                    operation of an LNG Tanker, including the period of time such LNG Tanker: (1) awaits a berth by reason of the exercise by Seller of its rights under Section 4.8, or (2) receives LNG for purging and cooldown (except when: (A) the LNG Tanker met the Arrival Temperature Requirement, and (B) the purging and cooldown is not due to an event which extends Allotted Loading Time under this Section 4.12(c));
               (iii) Any period during which berthing or loading of an LNG Tanker is delayed, hindered or suspended by reason of force majeure pursuant to Article 15 hereof;
                         and
               (iv) Any period of delay caused by occupancy of the
                    berth:
                    (A)  By a previous LNG Tanker, provided such
                         occupancy is for reasons attributable to such LNG Tanker;
                    (B)  By either a previous LNG Tanker or
                         another vessel on its scheduled loading
                         date (ignoring any change in the schedule of the vessel occupying the berth made after departure of the LNG Tanker from the Unloading Port); or
                    (C)  By either a previous LNG Tanker or
                         another vessel that arrived prior to the LNG Tanker when the LNG Tanker arrived after its scheduled loading date
                         (ignoring any change in the LNG Tanker's scheduled loading date after departure of the LNG Tanker from the Unloading Port), except that there shall be no addition to Allotted Loading Time under this clause
                         (C) either: (1) for any period in excess of twenty-four (24) hours, or (2) if the LNG Tanker arrived more than twenty-four
                         (24) hours prior to 0:00 a.m. local time on the scheduled loading date of the vessel occupying the berth (unless loading of such vessel was necessary in order to maintain production of the liquefaction facilities).

     4.13 Demurrage
          (a) If Actual Loading Time exceeds Allotted Loading Time (as extended in accordance with Section 4.12) in loading any LNG Tanker, Seller shall pay to Buyers demurrage at the daily rate provided in Buyers' Transportation Agreement but not to exceed the daily demurrage rate payable by Seller under Seller's Transportation Agreement, for each day or portion thereof.
          (b) Buyers shall invoice Seller for amounts due under this Section 4.13 and Seller shall pay the invoice in accordance with Article 10.
          (c) Under Buyers' Transportation Agreement, demurrage payments to Buyers' Transporter in any calendar year will be subject to refund to the extent that the aggregate of demurrage payments and freight payments received by Buyers' Transporter exceeds the minimum amount required to be paid under Buyers' Transportation Agreement for transportation of the Fixed Quantities in such calendar year. If Buyers receive from Buyers' Transporter any such refund, Buyers shall promptly pay to Seller a portion thereof calculated by multiplying the total refund by a fraction, the numerator of which is the amount paid by Seller in respect of demurrage hereunder during the year and the denominator of which is the total amount received by Buyers' Transporter in respect of demurrage during such year.

     4.14 Effect of Loading Port Delays: Transportation Costs
          (a) If an LNG Tanker is delayed in berthing and/or commencement of loading, for a reason which would not result in an extension of Allotted Loading Time under Section 4.12(c), and if as a result of such reason the commencement of loading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then for each full hour by which commencement of loading is delayed beyond such thirty-hour period, Seller shall pay Buyer or its designee for boil-off during such delay at the Contract Sales Price applicable to the cargo of LNG next to be loaded. The hourly BTU boil-off rate to be applied for such purpose shall be determined by actual average boil-off experience of the LNG Tankers as determined at appropriate intervals, but shall never exceed that quantity of LNG on board the LNG Tanker at the commencement of the said thirty-hour period. Buyers shall invoice Seller for amounts due under this Section 4.14(a) and Seller shall pay the invoice in accordance with Article 10.
          (b) If there should become due from Buyers to Buyers' Transporter at any time any of the following, namely:
               (i)  Any payment or payments on account of
                    non-utilization of an LNG Tanker resulting from an event or circumstance of force majeure affecting Seller caused by an LNG vessel other than an LNG Tanker which payment or payments:
                    (A) shall not exceed, on a daily basis, the daily demurrage rate provided in Section 4.13 for the first ninety (90) days, and (B) shall be payable for any days in excess of one hundred eighty (180) days of such LNG Tanker non-utilization caused by such Seller force majeure at the rate provided in Buyers' Transportation Agreement, provided that should Buyers' Transportation Agreement be terminated with respect to the LNG Tanker by reason of such event of force majeure, the payment shall be equal to the termination pay-ment provided for in Buyers' Transportation Agreement, and provided further that the basis for calculating all payments referred to in this clause (B) is reasonable when compared with the obligations of Seller under Seller's Transportation Agreement in the same circumstances; in any event the amount payable under this clause (i) shall not exceed the maximum amount then available by way of P. and
                    I. cover in respect of the LNG vessel causing the damage, and if amounts in respect of all damages resulting from the incident which would be recoverable by Seller from such P.
                    and I. cover exceed the maximum amount then available by way of P. and I. cover, then there shall be a proportionate reduction in the amount payable under this clause (i) so that such reduced amount bears the same relationship to the maximum amount then available by way of P. and I. cover as the amount otherwise payable hereunder would bear to the total amount of Seller's damages resulting from the incident which are recoverable from such P. and I. cover; or
               (ii) Any payment or payments on account of Buyers'
                    failure to provide Buyers' Transporter with the minimum quantities of LNG required under Buyers' Transportation Agreement, if the deficiency is caused by the failure of Seller to satisfy its obligations under this Contract;
then, if and to the extent that the amount payable to Buyers' Transporter has not been paid and is not payable to Buyers under
Section 4.13, such amount shall be paid to Buyers by Seller. This paragraph (b) shall not require Seller to pay any amount which becomes payable to Buyers' Transporter as the result of an event or circumstance of force majeure affecting Buyers, or as the result of Buyers' breach of their obligations under this Contract. It is understood that no amount will be payable by Seller under this paragraph (b) by reason of non-utilization of an LNG Tanker caused by the fault or negligence of such LNG Tanker or Buyers' Transporter. Any payments under this Section 4.14(b) shall be in such amounts as reflect any credits to Buyers for other revenues earned by the LNG Tanker during the period of force majeure.

          Buyer shall invoice Seller for payments under this paragraph (b) and
Seller shall pay those invoices in accordance with Article 10.

ARTICLE 5 - ONSHORE FACILITIES

     5.1  Receiving Facilities
          Buyers have heretofore constructed or will construct LNG receiving terminal facilities at the Unloading Ports including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel services facilities and regasification plants (the "Receiving Facilities").

     5.2  Badak Facility
          Seller has heretofore constructed or will construct at Bontang, East Kalimantan, liquefaction plant facilities to be used by Seller, including, without limitation, gas transmission pipelines, processing facilities, storage tanks, utilities, berthing and loading facilities (the "Badak Facility").

ARTICLE 6 - DURATION OF CONTRACT

          The terms of this Contract shall continue in effect until the expiration of the parties respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Section 10.5. If Seller and any Buyer or Buyers so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract as to such Buyer or Buyers may be extended on such terms and conditions as may be mutually agreed.

ARTICLE 7 - QUANTITIES

     7.1. Required Deliveries
          During each calendar year or portion thereof specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell to,each Buyer, and each Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, a quantity of LNG having a heating value as specified for such Buyer for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:

              Fixed                              Fixed Quantities for Each Buyer
Calendar Quantity                           (billions of BTU's)
Year           Period
                             Chubu     Kansai    Osaka     Toho
                             Electric  Electric  Gas       Gas       Total

1983          Aug. 25-
              Dec. 31        14,685    12,301     4,767     6,366     38,119
1984-1989     Each Full Year 80,156    42,750    21,375    26,719    171,000
1990          Full Year      82,884    44,205    22,103    27,628  176,820
1991          Full Year      84,248    44,933    22,466    28,083  179,730
1992          Full Year      85,612    45,660    22,830    28,538  182,640
1993          Full Year      86,976    46,388    23,194    28,992  185,550
1994-2002     Each Full Year 88,340    47,115    23,558    29,447  188,460
2003          Jan.1-Mar.31   19,906    10,601     5,300     6,655   42,462

         The above Fixed Quantities are subject to adjustment as provided in Section 7.3(a). After giving effect to any such adjustment, the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell, and each Buyer to purchase, receive and pay for, or pay for if not taken, Fixed Quantities of LNG in any Fixed Quantity Period, shall apply to the applicable Fixed Quantities as so adjusted.

         7.2  Reallocation of Cargoes: Rate of Deliveries
              (a) Each Buyer, upon appropriate notice to Seller, may reallocate all or part of an LNG Tanker cargo from one Buyer to another Buyer.

              In case of such reallocation, the ownership of such cargo or part thereof shall be transferred directly from Seller to the new Buyer in place of the original Buyer, but the respective Fixed Quantities of the Buyers concerned shall not be changed and the cargo in question shall be deemed to be received by the original
Buyer in connection with its take or pay obligations under Section
7.3(a).

              Each such reallocation shall be documented in a form to be established by Seller and Buyers, executed by the original Buyer and the Buyer which win actually receive the cargo, which document will provide that the receiving Buyer will assume and be responsible to Seller for performance of the obligations of the original Buyer in respect of such cargo, and that such cargo is deemed to be taken by the original Buyer in connection with its take or pay obligations under Section 7.3(a).

              Buyers will exercise the right to reallocate cargoes in a manner that will not materially disrupt the shipping schedules at the Badak Facility.

              (b) Within each Fixed Quantity Period the quantities to be delivered by Seller and received by Buyers at the Badak Facility shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period, after taking into account all commitments of the Badak Facility and taking into consideration the downtime, shipping and other matters referred to in Article 12, so as to assure, as nearly as practicable, an even production rate at the Badak Facility and an even rate of deliveries at the Delivery Point.

         7.3  Buyer's Obligation to Take or Pay
              (a) If, during any Fixed Quantity Period, any Buyer should fail to take the full Fixed Quantity applicable thereto, such Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken by such Buyer during such Fixed Quantity Period (any such quantity deficiency being called a "Quantity Deficiency"), subject, however, to paragraphs (b), (c) and (d) below and the following:

              (i) If, after taking into account all adjustments provided for in this Section 7.3 including any Allowance that has been exercised, the Quantity Deficiency of a Buyer at the end of any Fixed Quantity Period amounts to less than 2.9 trillion BTU'S, the amount of such Quantity Deficiency shall be carried forward and added to the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period; provided that notwithstanding the foregoing, if the total Quantity Deficiency of those Buyers whose Quantity Deficiency is less than 2.9 trillion BTU's shall exceed 5.8 trillion BTU's, the amount of carry forward for such Buyers shall be determined as follows:

                   (A) Any Buyer who has a Round-Up Request denied shall carry forward its Quantity Deficiency;

              (B) Any Buyer, other than a Buyer to whom (A) next above applies, shall carry forward the amount of such Quantity Deficiency up to 1.45 trillion BTU'S; and

              (C) Any Buyer whose Quantity Deficiency has not been fully carried forward under (A) or (B) next above shall in addition carry forward its share of the amount equal to 5.8 trillion BTU's minus the total carry forward amount allowed under (B) above, allocated among all such Buyers in proportion to the amount by which each of their respective Quantity Deficiencies exceeds 1.45 trillion BTU's (calculated to the nearest million BTU's).

              The amount carried forward pursuant to this clause (i) shall be deducted from the Quantity Deficiency of such Buyer and each Buyer to whom this clause (i) applies shall be subject to take or pay pursuant to this Section
              7.3 only if and to the extent any Quantity Deficiency remains after such deduction.

              (ii) If, at the time each Annual Program is
                   developed, the Quantity Deficiency of a Buyer for the applicable year is estimated to amount to less than a full cargo, such Buyer shall have the right to request an increase in the quantities which such Buyer wishes to take in such year in an amount sufficient to fill out such cargo (such right being herein referred to as a "Round-Up Request"). Any such Round-Up Request shall not, however, increase the Fixed Quantity of such Buyer. If Buyer does not make a Round-Up Request, or if Seller elects not to honor such Round-Up Request, the non-delivery of the partial cargo of Fixed Quantity shall not constitute a failure of Seller to make LNG available for sale for the purpose of paragraph (b) below.

              (iii) At the time the Annual Program is being prepared for 1994 or any subsequent year, the Fixed Quantities shall be adjusted at the request of Buyers to effect the acceleration by one year of up to 2,910 billion BTU's if necessary to ensure that, taking into account scheduled drydockings, Buyers have adequate shipping capacity to transport the Fixed Quantities during the year following that for which the Annual Program is being prepared. Such acceleration shall be effected by an appropriate increase to the Fixed Quantity of a single Buyer or appropriate increases to the Fixed Quantities of all or a number of Buyers, as specified in such Buyers' request. Corresponding decreases shall be made to the Fixed Quantity or Fixed Quantities of the same Buyer(s) for the Fixed Quantity Period following the Fixed Quantity Period during which such acceleration occurs.

              (iv) If, at the end of any Fixed Quantity Period, a
                   Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity of such Buyer for such Fixed Quantity Period other than Make-Up LNG, Make-Good LNG or Restoration Quantities, the excess shall be applicable to reduce the Fixed Quantity of such Buyer for the next succeeding Fixed Quantity Period.

              (b) The obligations (set forth in paragraph (a) above) of each Buyer with regard to any Fixed Quantity Period to pay for Fixed Quantities not taken shall be reduced by the quantity of LNG which such Buyer was unable to purchase because of an event of force majeure as defined in Article 15 affecting either Seller or such Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.
              (c) In calculating the quantity of LNG delivered by Seller and purchased by a Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first seven (7) days of the next following Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.
              (d) The obligation of a Buyer pursuant to paragraph (a) above to pay for quantities not taken may be reduced by the exercise of an Allowance as follows:

              (i) Each Allowance must be exercised by notice in writing given to Seller by Buyers' Coordinator, which will act as agent for Buyers in connection with the exercise of all Allowances. A notice of the exercise of an Allowance given by Buyers' Coordinator shall be deemed to have both the authority of the Buyer on whose behalf it is expressed to be given (the "Exercising Buyer") and the consent of all other Buyers. No purported direct exercise of an Allowance by a Buyer shall be valid. A notice of exercise of an Allowance must be received by Seller on or before January 12 of the year following the Fixed Quantity Period in respect of which such Allowance is exercised.

              (ii) Each notice of exercise of an Allowance shall
                   specify the Exercising Buyer and the quantity of LNG by which such Buyer's obligation to take and/or pay during the relevant Fixed Quantity Period is to be reduced.

              (iii) No Allowance can be exercised which would result in the aggregate Allowances then outstanding for all Buyers during any Fixed Quantity Period prior to 1994 being in excess of five percent (5%) of the total Fixed Quantities for all Buyers for such Fixed Quantity Period, or thereafter being in excess of 9,423 billion BTU'S. Subject to the provisions of subparagraph (viii) below, an Allowance (or portion thereof) is outstanding until either the Make-Good Obligation pursuant to subparagraph (iv) below is satisfied or payment in respect thereof is made pursuant to subparagraph (vi) below.
              (iv) Each Allowance shall be made good in full
                   (even if it amounts to a fractional portion of a full cargo lot) by the purchase of an equal quantity of LNG in excess of Fixed Quantities ("Make-Good LNG") within a period ("Allowance.Restoration Period") commencing
                   January 1 of the year following the Fixed
                   Quantity Period in relation to which such Allowance was exercised and ending with the earlier of the expiration of five (5) calendar years or June 30, 2003. No Buyer may satisfy a Make-Good Obligation or any part thereof during a Fixed Quantity Period until it shall first have taken its Fixed Quantity for such Fixed Quantity Period. If a Buyer has more than one Allowance outstanding, the Make-Good Obligations in respect thereof shall be satisfied in the same chronological order in which such Allowances were exercised. One or more Buyers may satisfy the Make-Good
                   Obligation with respect to an. Allowance exercised by another Buyer.

              (v) Every request for Make-Good LNG shall be made by Buyers' Coordinator on behalf of a named Buyer in accordance with Section 12.1 and shall specify the Allowance to which it relates. Each such request shall be deemed to have the authority of the named Buyer and, if the named Buyer is not the Exercising Buyer, of the Exercising Buyer.

              (vi) If, at the expiration of the Allowance
                   Restoration Period, a MakeGood Obligation has not been satisfied in full, the Exercising Buyer (whether or not a Buyer other than the Exercising Buyer was named in any relevant request for Make-Good LNG) shall pay for any unsatisfied portion of the Make-Good Obligation at the Contract Sales Price in effect as of the last day of such Allowance Restoration Period; provided, however, that for the purposes of determining such Contract Sales Price, "R" under Section 8.2 shall be the value shown for the year in which such Allowance was exercised. The Buyer shall have the right to request Make-Up LNG pursuant to
                   Section 7.5 with respect to any such payment.

              (vii) Seller shall not be obligated to reserve any LNG production or shipping capacity for the purposes of permitting Buyers to satisfy
                        Make-Good Obligations. -

              (viii) In the event that Buyers' Coordinator requests quantities of LNG to satisfy a Make-Good Obligation on behalf of a Buyer or Buyers which Seller is unable to make available for any reason including force majeure, the following provisions shall apply:

                   (A) The Exercising Buyer shall be relieved from the obligation pursuant to subparagraph (vi) above to pay for such requested quantities as of the expiration of the Allowance Restoration Period relating thereto, except in the case where subparagraph (viii)(C) below requires such payment;

                   (B)       Such requested quantities shall be deemed not
                        outstanding for the purposes of subparagraph
                        (iii) above until Seller shall (whether during or after the Allowance Restoration Period) have offered the same to such Buyer but shall then be outstanding if such Buyer does not accept such offer; any change in the quantity outstanding due to a failure to accept such an offer shall not result in an acceleration of any then outstanding Make-Good Obligation; and

                   (C)       Such requested quantities shall be scheduled
                        for delivery at any time prior to June 30, 2003 as mutually agreed by Seller and the Buyer having the Make-Good Obligation. If such requested quantities have not been scheduled as of the end of the last Fixed Quantity Period and should Seller be unable to deliver such requested quantities during the three (3) months following the last Fixed Quantity Period, Buyer shall have no further obligation in respect thereof. If Seller gives Buyer reasonable notice that such requested quantities are available during such three-month period but Buyer does not take such quantities, Buyer shall then make the payment required under subparagraph (vi) above.

              (e) A reduction shall be made to any Quantity Deficiency equal to the amount by which such Quantity Deficiency resulted from a partial loading of an LNG Tanker during the relevant Fixed
Quantity Period due to reasons attributable to Seller.

         7.4  Allocation of Deliveries between Buyers and Other
         Purchasers
              (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of an event or circumstance of force majeure as defined in Article 15 affecting Seller's ability to produce or load LNG from the Badak Facility, an allocation of quantities then available for sale at the Badak Facility will be made between Buyers and other purchasers of LNG from the Badak Facility. At such times the total quantities available for sale from the Badak Facility shall be allocated among the purchasers therefrom (including the Buyers) pro rata in the ratio of their respective quantities which are eligible for allocation as - provided below. The quantities eligible for such allocation shall, as to Buyers, be the Fixed Quantities to be purchased hereunder during the period of such force majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from the Badak Facility during the period of such force majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG over a term of at least fifteen (15) years.

              (b) If such an event of force majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG, Make-Good LNG and Restoration Quantities scheduled for delivery from the Badak Facility to Buyers and equivalent quantities scheduled for- delivery from the Badak Facility to, other purchasers under LNG sales contracts providing for deliveries over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyers and such other purchasers in proportion to the respective quantities so scheduled.

         7.5   Take-or-Pay Make-Up
              If pursuant to Section 73 (a) or Section 7.3 (d) (vi) a Buyer shall have paid for any quantity of LNG which was not taken by such Buyer ("Take-or-Pay Quantity") then in any subsequent year the said Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") (to the extent not previously made up). A Buyer may request Make-Up LNG by giving written notice to Seller as provided in Section 12.1. If, during any year for which Make-Up LNG has been requested , (i) Seller has uncommitted quantities of LNG available for such purposes and (ii) such Buyer shall have first taken and paid for its Fixed Quantity for such year, then Seller shall sell to such Buyer the quantity of Make-Up LNG requested. A Buyer's right to purchase Make-Up LNG under this
Section 7.5 shall expire on March 31, 2004 unless such Buyer shall have requested Make-Up LNG during the preceding twelve (12) months and Seller shall have had insufficient uncommitted LNG to meet such request. In such circumstances, the parties shall consult to agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity not made up by March
31, 2004.  Each Buyer shall pay for Make-Up LNG at the Contract
Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of all or that part of the Take-or-Pay Quantity being made up by such sale. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.

         7.6   Force Majeure Deficiency
              (a) If during any Fixed Quantity Period or Fixed Quantity Periods all or any portion of the Fixed Quantity of LNG required to be taken by any Buyer therein is not delivered by Seller or taken by such Buyer by reason of force majeure as defined in Article 15 (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), Seller and the Buyer or Buyers concerned shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and the Buyer or Buyers purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. The restoration quantities so agreed ("Restoration Quantities") will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the parties. Such Restoration Quantities shall be subordinate to Make-Good LNG requested pursuant to Section 7.3(d) and Make-Up LNG requested pursuant to Section 7.5.
          (b) If an event of force majeure relieves or delays the performance by any Buyer of its obligations under this Contract and causes a reduction in deliveries of LNG, and Seller sells to third parties quantities of LNG which Buyers are unable to purchase, then the Force Majeure Deficiency shall be reduced by the amount, if any, that the Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

         7.7  Allocation of Make-Good LNG, Make-Up LNG and Restoration
Quantities
              Whenever Make-Good LNG is requested under Section 7.3(d), Make-Up LNG is requested under Section 7.5 and/or Restoration Quantities are requested under Section 7.6(a) by a Buyer or Buyers, and quantities are requested for similar purposes by other purchasers from the Badak Facility, and uncommitted quantities of LNG are not available from the Badak Facility to meet all such requests, then the quantities of LNG which are available from the Badak Facility for such purposes shall be allocated, as between such Buyer or Buyers on the one hand and such other purchasers on the other hand, based on the proportion of the contract quantities of each requesting purchaser to the total of the contract quantities of all of the requesting purchasers.

         7.8  Order of Priority of Make-Good LNG and Make-Up LNG

              Make-Good LNG requested under Section 7.3(d) and Make-Up LNG requested under Section 7.5 shall be delivered in the priority specified by Buyers' Coordinator.

ARTICLE 8 - CONTRACT SALES PRICE


         8.1  Initial Contract Sales Price
              The Initial Contract Sales Price applicable, as of January 1, 1981, to the quantities of LNG to be sold at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by a Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (U.S.$/MMBTU), shall be U.S. $5.87 (the "Initial Contract Sales Price").

         8.2    Contract Sales Price and Adjustments Thereto
              The Initial Contract Sales Price is subject to adjustment from time to time according to the following provisions of this
Article 8, and such price as adjusted and in effect at any time shall be the contract sales price (the "Contract Sales Price")
which is in effect hereunder at such time.  The Contract Sales
Price to be applied to the BTU's comprising each cargo shall be that Contract Sales Price in effect as of the date of completion of loading of such cargo.
              A Contract Sales Price adjustment shall be made as of each effective date on which either: (i) the realized export prices (except premiums and except prices for spot sales) of more than one of the field classifications of Indonesian crude oils then being sold and exported shall have changed from the respective prices therefor included in the last preceding Contract Sales Price adjustment made pursuant to this Section 8.2, (ii) two or more field classifications of such crude oils shall have been added to or deleted from the field classifications of crude oils being exported from Indonesia, since the date of the last preceding
Contract Sales Price adjustment made pursuant to this Section 8.2 or (iii) January 1 of each year in which the value of "R" changes.
The export price and classification data required to make the above determination shall be verified by the Ministry of Mines and Energy of the Republic of Indonesia.  In every case such adjustment is to be made in accordance with the following formula:
         PA =      Po     Ax   R
                          Ay

in which PA =      the Contract Sales Price as such term is used
herein (as

                   expressed in U.S.$/MMBTU).


         PO =      the Initial Contract Sales Price.


         Ax = the arithmetic average of the realized export prices in U.S.

                   Dollars per barrel, f.o.b. Indonesia, of all field classifications of Indonesian crude oils then being sold and exported, except premiums and except such prices for spot sales.


         Ay = U.S.$35.69, being the arithmetic average on January 1, 1981 of the realized export prices in U. S. Dollarsper barrel,f.o.b. Indonesia, of all field classificationsof Indonesiancrude oils then being sold and exported, except premiums and except such prices for spot sales.




         R =       U.S.$O.04/MMBTU during the calendar year 1990

                   U.S.$O.06/MMBTU during the calendar year 1991

                   U.S.$O.08/MMBTU during the calendar year 1992

                   U.S.$O.10/MMBTU during the calendar year 1993

                   U.S.$O.12/MMBTU from and after January 1, 1994

provided, however, that during such period or periods as the Contract Sales Price shall be less than 98.2 percent of the LNG Element of the contract sales price calculated pursuant to the formula set forth in the 1973 LNG Sales Contract (the "Floor Price") then such Floor Price shall be substituted for the product of the above formula and shall become the Contract Sales Price hereunder.

ARTICLE 9 - TRANSFER OF TITLE

          Delivery shall be deemed completed and title and risk of loss shall pass from Seller to the purchasing Buyer as the LNG reaches the Delivery Point.

ARTICLE 10 - INVOICES AND PAYMENT

    10.1       Cargo Invoices and Documents
         Promptly after completion of loading of each LNG Tanker, Seller, or its representative, shall furnish to the receiving Buyer, or Buyers' Representative, a certificate of quantity loaded together with such other documents concerning the cargo as may be reasonably requested by Buyers for the purpose of Japanese customs clearance. Seller shall further, within forty-eight (48) hours of completing, the loading, cause a laboratory analysis to be completed to determine the quality of the LNG and shall promptly furnish Buyer, or Buyers' Representative, a certificate with respect thereto together with details of the calculation of the number of BTU's sold. Promptly upon completion of such analysis and calculation, Seller, or its representative, shall furnish by telex or telegram to the receiving Buyer an invoice, stated in U.S. Dollars in the amount of the Contract Sales Price for the number of BTU's sold together with component MOL fractions, temperature, pressure and volume delivered. At the same time, Seller shall send Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

    10.2 Other Invoices
         In the event that any monies are due from one party to the other hereunder, including, without limitation, amounts payable pursuant to Section 73 on account of Fixed Quantities of LNG required to be purchased but which were not taken by such Buyer, then the party to whom such monies are due shall furnish or cause to be furnished an invoice therefor and relevant documents showing the basis for the calculation thereof. The procedure set forth in Section 10.1 for sending a copy of such invoice by telex or telegram may be followed.
    10.3 Invoice Due Dates
         Each invoice to a Buyer referred to in Section 10.1 above shall become due and payable by such Buyer on the eighth (8th) Business Day in Japan after the date on which the invoice (which may be in telex or telegraphic form) has been received by Buyer in Japan.

         Each other invoice to a Buyer hereunder shall become due and payable by such Buyer within twenty (20) calendar days after the date of Buyer's receipt of such invoice in Japan.

         Each invoice delivered to Seller shall become due and payable on the fourteenth (14th) calendar day after Seller's receipt thereof.

         If any invoice due date is not a Business Day in Japan, such invoice shall become due and payable on the next day which is a Business Day in Japan.

         In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear-interest from the due date until paid, at an interest rate compounded annually, two percent (2%) greater than the rate or rates being charged during th !-,Period of delinquency by Citibank, N.A-, New York, New York, to its prime commercial customers for ninety-day loans. Such interest rate shall be adjusted, up or down as the case may be, to reflect any changes in the aforesaid prime rate as of the dates of such changes in the prime rate. In the event that Citibank, N.A- shall for any reason cease quoting a prime rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said prime rate.

    10.4 Payment
         Each Buyer shall pay, or cause to be paid, in U.S.
Dollars all amounts which become due and payable by such Buyer pursuant to any invoice issued hereunder, to a bank account or accounts in the United States to be designated by Seller., Seller shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by Seller pursuant to any invoices issued hereunder to a bank account in Japan designated by Buyers. - The paying party shall not be responsible for a designated bank's disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.
         Transfer of funds to the bank in the United States, effected from Japan before the close of business in Japan o n or before the due date of any invoice shall be deemed timely payment notwithstanding that such U.S. bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Japan and the United States, or for one or more days which are not banking days in the United States.

    10.5 Seller's Rights Upon Buyer's Failure to Make Payment
         If payment of any invoice for quantities of LNG sold hereunder or for Fixed Quantities of LNG not taken and for which a Buyer is obligated to pay pursuant to this Contract is not made within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days' written notice to such Buyer, to suspend subsequent sales to such Buyer until the amount of such invoice and interest thereon has been paid, and such Buyer shall not be entitled to any make-up rights in respect of such suspended sales. If any such invoice is not paid within one hundred twenty (120) days after the due date thereof, then, subject to the further provisions of this Section 10.5, Seller shall have the right at Seller's election, upon not less than eighty (80) days' notice to Buyer or Buyers, as the case may be, to exercise either of the following options:
         (i) Seller may terminate this Contract in respect of the defaulting Buyer only, in which event this Contract shall continue in effect between Seller and the other Buyers just as though the defaulting Buyer had never been a party and the quantities of LNG thereafter to be purchased and received by such defaulting Buyer had never been included in this Contract; or

         (ii) Seller may terminate this Contract in its entirety as to Buyers unless prior to such termination arrangements shall have been made which are satisfactory to Saner for the payment of all amounts owed Seller by the defaulting Buyer and for the assumption of the LNG quantity and other obligations of the defaulting Buyer under this Contract by one or more Buyer(s) not defaulting.

Termination by Seller under clause (i) or (ii) above shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination or by reason of such default by a Buyer or Buyers.

    10.6 Disputed Invoices

               In the event of disagreement concerning any invoice, the invoiced party shall make provisional payment of the total amount thereof and shall immediately notify the other party of the reasons for such disagreement except that in the case of obvious error in computation the correct amount shall be paid disregarding such error. Invoices may be contested or modified only if, within a period of ninety (90) days after receipt thereof, Buyer or Seller serves notice on the other, questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, plus interest at the rate provided in Section 10.3 from the date payment was due to the date of payment.
ARTICLE 11 - QUALITY
    11.1 Gross Heating Value
               The LNG when delivered by Seller to Buyers shall have,in a gaseous state, a Gross Heating Value of not less than 1065 BTU per Standard Cubic Foot and not more than 1165 BTU per Standard Cubic Foot. The expected range will be between 1105 and 1160 BTU per Standard Cubic Foot.

    11.2 Components
         The LNG delivered by Seller to. Buyers shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 MOL%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

         A.    Nitrogen (N2), 1.0 MOL%.
         B.    Butanes (C4) and heavier, 2.00 MOL%.
         C.    Pentanes (C5) and heavier, 0.10 MOL%.
         D.    Hydrogen sulfide (H2S), 0.25 grains per 100
               Standard Cubic Feet
               (0.25 grains/100 scf).
         E.    Total sulfur cont!i!t, 1.3 grains per 100 Standard
               Cubic Feet (1.3 grains/100 scf).

         Although the LNG which Seller delivers to Buyers is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at the Badak
Facility, Seller would expect such concentrations to be materially less.

          Should any question regarding quality of the LNG arise, Buyers and Seller shall consult and cooperate concerning such questions.
ARTICLE 12 - SCHEDULING
    12.1 Annual Program
         (a) Not later than ninety (90) days prior to the beginning of each calendar year commencing with the year in which the first Fixed Quantity Period occurs, Seller shall give written notice to Buyers of the anticipated quantities of LNG to be available for sale hereunder from the Badak Facility for each calendar quarter of the next calendar year, specifying any scheduled downtime of the Badak Facility. On or before October 15 of. each year in which such notice is given, each Buyer shall advise Seller in writing of. (i) the quantities such Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG requested pursuant to
Section 7.5 and any Restoration Quantities in excess of Fixed Quantities requested pursuant to Section 7.6, and (ii) any- planned downtime for Receiving Facilities, Buyers' shipping capacity and scheduled drydocking for LNG Tankers. In addition, by October 15 of each year Buyers' Coordinator shall request any Make-Good LNG pursuant to Section 7.3 (d).
          Seller and Buyers shall thereupon consult together with a view to reaching agreement by December 1st of the same year and Seller shall issue a programming schedule, including provisional loading dates, for quantities sold hereunder to be loaded in full cargo lots at the Badak Facility during each calendar month during the following year (the "Annual Program"), and in so doing Seller and Buyers shall take into consideration the contents of the above notices. The Annual Program shall take into account Seller's commitments to other purchasers of LNG from the Badak Facility. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the parties in planning their respective operations during the periods involved. The content of the Annual Program and Ninety-Day Schedules shall not reduce the entitlement of any party during any Fixed Quantity Period to sen and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold and paid for during such Fixed Quantity Period. Seller and Buyers will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

         (b) An Annual Program shall be amended to reflect a request for:
               (i) Make-Good LNG relating to an Allowance
                   exercised in respect of the immediately
                   preceding year;
               (ii) Make-Up LNG relating to a Take-or-Pay Quantity paid for in respect of the immediately preceding year; or
               (iii) Restoration Quantities relating to a Force Majeure Deficiency arising in respect of the immediately preceding year;

provided that the requested LNG is available and such request is received by Seller not later than January 15 of the year to which such Annual Program relates.

    12.2 Ninety-Day Schedules
         Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with each Buyer, deliver to each Buyer a three-month forward plan of loadings (the "Ninety-Day Schedule"), which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable and sets forth the projected dates of loadings for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the loadings forecast in the Annual Program. Both parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyers, Seller shall revise the Ninety-Day Schedule when appropriate to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyers for adjustments.
ARTICLE 13 - MEASUREMENTS AND TESTS
    13.1 Parties to Supply Devices
               Buyers shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tankers, density, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG Tankers or customarily maintained on shipboard.
         Seller shall supply, operate and maintain, or caused to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Badak Facility.

    13.2 Selection of Devices

               All devices provided for in this Article 13 shall

be chosen by mutual agreement of the parties and shall be such that at the time of selection are the most accurate and reliable devices in their practical application. The required degree of accuracy of such devices selected shall be mutually agreed upon and verified by Buyers and Seller in advance of their use, and at the request of either Buyer or Seller such degree--of accuracy shall be verified by an independent surveyor mutually agreed upon by such Buyer and Seller.

    13.3 Units of Measurement and Calibration
               The parties will cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in American units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in
Section 13.11. Measurement devices shall be calibrated as follows:
Measurement American Units       Metric Units

Volume      Cubic feet           Cubic meters

Temperature Degrees Fahrenheit   Degrees Centigrade

Pressure    Pounds per square    Kilograms per square
            inch or inches of    centimeter or
            mercury              millimeters of
                                 mercury

Length      Feet                 Meters

Weight      Pounds               Kilograms

Density     Pounds per cubic     Kilograms per cubic
            foot                 meter


    13.4 Tank Gauge Tables of LNG Tankers
         Buyers shall provide Seller, or cause Seller to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the parties. Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. Seller and Buyers shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), any Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for inspection and/or repairs. Upon recalibration of the LNG tanks of the LNG Tankers, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration of tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

    13.5 Gauging and Measuring LNG Volumes Delivered
         Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading.
         Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature, vapor pressure and liquid density in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by the Buyer purchasing the LNG, before and after loading.

         The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.
         Copies of gauging and measurement records shall be furnished to Seller.

         A.  Gauging the Liquid-Level of LNG
         The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

         B.  Determination of Temperature
         The temperature of the LNG and of the vapor space in each cargo tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be logged or printed.

         C.  Determination of Pressure
         The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers.

         D. Determination of Density
         Density of the LNG shall be computed by Seller or, if mutually agreed, measured. Initially the density of the LNG will be computed by the method described in Schedule A attached hereto. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyers and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shag be logged or printed.
    13.6 Samples for Quality Analysis
         Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by Seller during the time of loading. The three (3) samples shall be taken from an appropriate point on Seller's loading line as close as possible to the loading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by Buyers and Seller.
              In addition periodic samples shall be obtained during loading. Should Seller determine that it is necessary to utilize periodic samples, the composition of the LNG delivered to each LNG Tanker shall be the arithmetic average of the results obtained by analysis of such samples. The method and devices for sampling and the quantity of the samples to be withdrawn shall be determined by agreement between Buyers and Seller to provide for taking representative and adequate samples of the LNG delivered. The samples obtained shall be distributed as follows:

         First sample   -    for use of Seller.
         Second sample -     for use of Buyer receiving the LNG
                             shipment.
         Third sample  -     for retention by Seller for the
                             agreed  period, not to exceed
                             twenty-five (25) days, during which
                             period any dispute as to the
                             accuracy of any analysis shall be
                             raised, in which case the sample
                             shall be further retained until such
                             Buyer and Seller agree to retain it
                             no longer.
    13.7      Quality Analysis
              The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with "G.P.A. Standard 2261, Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of January 1, 1977 or as otherwise mutually agreed upon. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of Buyers and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyers of the time Seller intends to conduct a calibration thereof and Buyers shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyers to be present.

         The sample shall be analyzed, or be caused to be analyzed, by Seller to determine the concentrations of Hydrogen
Sulfide (H2S) and total sulfur content referred to in Section 11.2 using the methods described in Schedule A attached hereto.

    13.8      Operating Procedures
              Prior to conducting operations for measurement, gauging and analysis provided in Sections 13.5, 13.6 and 13.7, the party responsible for such operations shall notify the appropriate representatives of the other party, allowing such representatives reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operations ;and computations from being performed. At the request of either party any measurement, gauging and analysis provided for in Sections 13.5, 13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by the Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurement and the computation results shag be reserved and available to both parties for a period of not less than three
(3) years after such measurement and computation.

    13.9 BTU Quantities Sold

         The quantity of BTU's sold shall be calculated by Seller

following the procedures described in this Section 13.9, and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyers.

         A.  Determination of Gross Heating Value
               The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A attached hereto, on the basis of the molecular composition determined pursuant to Section 13.7 and of the molecular weights and heating values described in G.P.A. Publication 2145 published by G.P.A., current at the time of computation.

              If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyers, be substituted. therefor but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of BTU's sold.

         B.  Determination of Volume of LNG Loaded
               The LNG volume in the tanks of the LNG Tanker before
- -and after loading shall be determined by gauging as provided in
Section 13.5 on the basis of the tank gauge tables provided for in
Section 13.4. The volume of LNG remaining in the tanks of the LNG Tanker before loading shall then be subtracted from the volume after -loading and the resulting volume shall be taken as the volume of the LNG delivered to the LNG Tanker.
               If failure of gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG delivered shall be determined by- gauging the liquid level in Seller's onshore LNG storage tanks immediately before and after loading the LNG Tanker, and such volume shag be reduced by subtracting an estimated LNG volume, agreed upon by the parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyers, or cause the Buyers to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

         C.  Determination of BTU Quantities Sold
               The quantities of BTU's sold shall be computed by
Seller by means of the following formula:
         Q     V x D x P
in which:     Q  =      represents the quantity of the LNG sold in
                        BTU's.
              V  =      represents the volume of the LNG loaded,
                        stated in cubic meters, determined as
                        provided in Section 13.9 B.
              D  =      represents the density of the LNG loaded,
                        stated in kilograms per cubic meter,
                        determined as provided in Section 13.5 D.
              P  =      represents the Gross Heating Value of the
                        LNG loaded, stated in BTU's per
                        kilograms.
Physical constants, calculation procedures and examples of BTU determination are provided in Schedule A.

    13.10 Verification of Accuracy and Correction for Error Accuracy of devices used shall be tested and verified at the request of either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyers. At the request of any party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyers and Seller. Permissible tolerances shall be defined in Schedule A Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. In the event that the period of error is neither known nor agreed upon, corrections shall be made for each delivery made during the last half of the period since the date of the most- recent calibration of the inaccurate device. However, the provisions of this Section 13.10 shall not be applied to require the modification of any invoice that.has become final pursuant to Section 10.6.

    13.11     Disputes
               In the event of any dispute concerning the subject matter of this Article 13, including, but not limited to, disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of measurement, sampling, analysis, computation or method of calculation, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties or, ff such authority cannot be agreed upon within thirty (30) days of request by either party, such dispute shall be decided by arbitration pursuant to Article 16. AU decisions of an authority acting under this Section 13.11 shall be binding on the parties. Expenses incurred in connection with the services of such authority shall be shared equally by the parties.
    13.12     Costs and Expenses of Test and Verification
         All costs and expenses for testing and verifying Seller's measurement devices as provided for in this Article 13 shall be borne by Seller and all costs and expenses for testing and verifying Buyers' measurement devices shall be borne by Buyers. The fees and charges of independent surveyors for measurements and calculations as provided for in Sections 13.8 and 13.9 shall be borne equally by Seller and Buyer. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by Seller and Buyers.

 ARTICLE 14 - DUTIES, TAXES AND CHARGES

          Seller shall pay (or reimburse Buyers for any such payments made by them) all taxes, royalties, duties or other imposts levied or imposed by the Indonesian Government or any subdivision thereof, or any other governmental authority in Indonesia, on the sale or export of LNG.

ARTICLE 15 - FORCE MAJEURE

    15.1 Events of Force Majeure
         Neither Seller nor any Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following:

         (a)  Other than LNG Tankers
              (i) Fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic;

              (ii)      War, riot, civil war, blockade,
                        insurrection, act of public enemies or
                        civil disturbance;

              (iii)     Strike, lockout or other industrial
                        disturbance;

              (iv) Serious accidental damage to or serious failure of Seller's Facilities, unless such damage or failure is the result of willful negligence on the part of Seller's management;

              (v) Serious accidental damage to or serious failure of a Buyer's Facilities, unless such damage or failure is the result of willful negligence on the part of such Buyer's management;

              (vi) The Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area expressed in the then most recent Certificate referred to in Section 3.2 which can be economically produced have been fully depleted; or
              (vii) Act of government that directly affects the lability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Section 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract.

         (b)  As to LNG Tankers

              (i) The removal of an LNG Tanker from service due to loss, serious accidental damage or other serious failure, unless such loss, damage or failure is the
                                       C>
                        result of willful negligence on the part
                        of   Buyers;

              (ii)      Fire, flood, atmospheric disturbance,
                        lightning, storm, typhoon, tornado or
                        epidemic;

              (iii)     War, riot, civil war, blockade,
                        insurrection, act of public enemies or
                        civil disturbance;

              (iv) Strike, lockout or other industrial disturbance occurring aboard an LNG Tanker of at a port or other facility at which such an LNG Tanker calls; or

              (v)       Act of government

    15.2 Notice: Resumption of Normal Performance
         (a) Immediately upon the occurrence of an event of force majeure that gives a party warning that the event may delay or prevent the performance by Seller or any Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other parties describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating:
              (i) The estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

              (ii) The particulars of the program to be
                   implemented to ensure full resumption of normal performance hereunder.

         (b) In order to ensure resumption of normal performance of this Contract within the shortest practicable time, the party affected by an event of force majeure shall take all measures to this end which are reasonable in the circumstance, taking into account the consequences resulting from such event of force majeure. Prior to resumption of normal performance the parties shall continue to perform their obligations under this Contract to the extent not prevented by such event.

    15.3 Settlement of Industrial Disturbances
         Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situations and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.


ARTICLE 16 - ARBITRATION

              All disputes arising between any Buyer or Buyers, on the one hand, and Seller, on the other hand, relating to this Contract or the interpretation or performance hereof, shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the parties concerned. The award rendered by the arbitrators shall be final and binding upon the parties concerned.

ARTICLE 17 - APPLICABLE LAW

               This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.

ARTICLE 18 - BUYERS' COORDINATOR AND REPRESENTATIVE

              Buyers will from time to time designate a Buyers' Coordinator and a Buyers' Representative to act on behalf of each Buyer in performing the following:
         A. Coordination among each of the Buyers, and between Seller and Buyer or Buyers, and the handling of communications between Seller and Buyer or Buyers in connection with performance of this Contract, in particular the exercise of Allowances pursuant to
              Section 73; and

         B. Implementation of various operations of each Buyer or of Buyers which are necessary in connection with purchasing and receiving of LNG hereunder.

         Buyers shall notify Seller the name and address of the entities to act as Buyers' Coordinator and Buyers' Representative and shall specify the duties to be performed by each such entity. Buyers have notified Seller that Japan Indonesia LNG Co., Ltd. is presently acting as Buyers' Coordinator, and that P.T. Jasa Enersi Pratama Nusantara is presently acting as Buyers' Representative.

         Seller shall be entitled to accept and rely upon any communication received from Buyers' Coordinator or Buyers' Representative as if received directly from one or more of the Buyers, and to give communications to Buyers' Coordinator or Buyers' Representative with the same effect as if given directly to a Buyer or Buyers. No act of or authorization to Buyers' Coordinator or Buyers' Representative shall relieve any Buyer from performance of any obligation or payment of any liability of such Buyer hereunder, each Buyer remaining primarily liable therefor at all times.
 ARTICLE 19 - CONFIDENTIALITY

         Confidential information or documents in the possession of the parties relating to the project or the performance of this Contract may not be used or communicated to third parties without the agreement of Seller, in the case of information and documents furnished to Buyers, and of the Buyer or Buyers concerned, in the case of information and documents furnished to Seller, except that such information or documents can be used by or communicated to:

         A. Any of Seller's Suppliers or any Affiliate (as defined below) of
              Seller's Suppliers or of a party, with the obligation of the receiving persons to maintain confidentiality;

         B. Persons participating in the implementation of this project, such as Buyers' Transporter, Buyers' Coordinator, Buyers' Representative, legal counsel, accountants, other professional, business or technical consultants and advisers, underwriters or lenders, with the obligation of the receiving persons to maintain confidentiality; and

         C. Governmental authorities of the Republic of Indonesia, Japan or the United States of America having authority to require such disclosure, in accordance with that authority.

As used before, the term "Affiliate" means a company that controls, is controlled by, or is under common control with, the party or any of Seller's Suppliers.
ARTICLE 20 - NOTICES

         All notices and other communications for purposes of this Contract shall be in writing, which shall include transmission by telex, facsimile or cable, except that notices given from LNG Tankers at sea may be by radio. Notices and communications shall be directed as follows:
         A.   To Seller at the following mail address --

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)
Attention: Head of Gas Marketing Bureau
P.O. Box 12/JKT
Jalan Merdeka Timur No. 1A
Jakarta Pusat, Indonesia

And at the following cable and telex addresses -

              Cable:                        Telex:
              PERTAMINA                     PERTAMINA
              JAKARTA, INDONESIA VIA RCA    44302 or 44152
              Attention:  Head of Gas
                           Marketing        JAKARTA,
              Bureau                        INDONESIA
                                            Facsimile: 355271

         B.   To Buyers at the following mail and telex addresses
              --

              CHUBU ELECTRIC POWER CO., INC.
              (Mail address) Attention: Fuel Department
                             1, Toshin-cho, Higashi-ku,
                             Nagoya, 461 Japan

              (Telex address)     4444405 CHUDEN J

              THE KANSAI ELECTRIC POWER CO., INC.
              (Mail address) Attention: Fuel Department
                             3-22, Nakanoshima 3-chome, Kita-k-u,
                             Osaka, 530 Japan

              (Telex address)     5248320 KEPCO J



              OSAKA GAS CO., LTD.
              (Mail address) Attention: Gas Resources Department
                             4-1-2, Hiranomachi, Chuo-k-u,
                             Osaka, 541 Japan

              (Telex address)     5225275 DAIGAS J

              TOHO GAS CO., LTD.
              (Mail address) Attention: Raw Materials Department
                             19-18, Sakurada-cho, Atsuta-k-U,
                             Nagoya, 456 Japan

              (Telex address)     4477651 TOHOGS J

         The parties may designate additional addresses for particular communications as required from time to time, and may chance any addresses, by notice given thirty (30) days in advance of such additions or chances. Immediately upon receiving communications by telex, facsimile, cable or radio, a party shall acknowledge receipt by the same means, and may request a repeat transmittal of entire communication or confirmation of particular matters. If the sender receives no acknowledgement of receipt within twenty-four (24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request.

ARTICLE 21 - ASSIGNMENT

         Neither this Contract nor any rights or obligations hereunder may be assigned by any Buyer without the prior written consent of Seller, or by Seller without the prior written consent of each Buyer. Any request by a Buyer for Seller's consent to an assignment shall be accompanied by the written consent of each other Buyer to the proposed assignment.

ARTICLE 22 - AMENDMENTS

         This Contract may not be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyers.

          Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement.

ARTICLE 23 - SEPARABILITY

         This Contract shall be binding upon each Buyer in accordance with its terms. The liabilities of Buyers under this Contract are several and not joint, and each Buyer shall be liable only for performance of the obligations of such Buyer as provided in this Contract.

ARTICLE 24 - DETAILS OF PERFORMANCE

         Details necessary for performance of this Contract shall be mutually agreed upon by Seller and each Buyer separately or, when necessary and desirable, by Seller and Buyers on a coordinated and mutually agreeable basis.

ARTICLE 25 - SCOPE

         This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the parties, whether written or oral, prior to the date of the original execution hereof.

         Subsequent to the date of original execution of this Contract, various agreements, manuals, procedures and details of performance relating to the interpretation or implementation of the Contract or covering matters related thereto, have been agreed between Seller- and Buyers ("Ancillary Agreements"). It is agreed that no Ancillary Agreement or portion thereof, to the extent it is in effect and capable of performance, shall be annulled, terminated or revoked by reason of the execution of this amended and restated Contract, except that:
         (i) to the extent that there is any conflict between such Ancillary Agreements and any specific amendment to the Contract incorporated in this amended and restated Contract, such specific amendment shall Prevail; and

         (ii) the following Ancillary Agreements (or identified portions thereof) are superseded by this amended and restated Contract and shall have no farther effect:

         (A) Amended and Restated Invoice Settlement Agreement for 1981 LNG Sales- Contract dated as of March 31,
              1987 and amended and restated as of December 1, 1988 - paragraph 6;

         (B)  Memorandum of Agreement on Revisions to the 1981
              LNG Sales Contract dated as of September 7, 1989.


ARTICLE 26 - COUNTERPARTS

         This Contract is executed in five (5) identical counterparts each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same
Contract.

         IN WITNESS WHEREOF, each of the parties has caused this amended and restated Contract to be executed by its duly authorized officer as of January 1, 1990.

SELLER:                           BUYERS:

PERUSAHAAN PERTAMBANGAN           CHUBU ELECTRIC POWER CO., INC.
MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)

By         /s/                      By             /s/



                             THE KANSAI ELECTRIC POWER
                             CO., INC.


                             By                /s/

WITNESS:

JAPAN INDONESIA LNG CO., LTD.     OSAKA GAS CO., LTD.



By        /s/                     By           /s/


NISSHO IWAI CORPORATION      TOHO GAS CO., LTD.


By           /s/                  By           /s/

                       The 1981 LNG Sales  Contract


                               SCHEDULE    A
                            TESTING AND METHODS

                   PART   I   BTU QUANTITY DETERMINATION

A.  PHYSICAL    CONSTANTS

    The following table of Physical Constants, developed from G.P.A. Publication 2145-86, shall be used for all density and heating value calculations associated with this Contract. This table of Physical Constants shall be revised to conform to any subsequent officially published revision of G.P.A. Publication 2145. The values for the Gross Heating Values in BTU/KG as shown below have been obtained by multiplying the G.P.A. 2145--values for BTU/lbm fuel as ideal gas from G.P.A. 2145 by 2.20462.

                   Gross Heating        Gross Heating
              Molecular Value at 60oF   Value at 60oF
Component          Weight        BTU/kg         BTU/Ft3

Methane       16.043    52671               1010.0
Ethane        30.070    49236               1769.6
Propane       44.097    47737               2516.1
Isobutane          58.123    46809               3251.9
Normal Butane 58.123    46959               3262.3
Isopentane     72.150   46392               4000.9
Normal Pentane     72.150    46485               4008.9
Normal Hexane 86.177    46172               4755.9
Nitrogen      28.0134   0                   0
Oxygen        31.9988   0                   0
Carbon Dioxide     44.010    0                   0

B. LNG DENSITY DETERMINATION

    The density of the LNG shall be determined by use of the following formula:.

              D           E  (Xi  x  Mi)
                      (xi x Vi)- (Xm x C)

    where:
         D is the density to four significant figures of the LNG loaded in kilograms per cubic meter at temperature TL.

         TL is the temperature of the LNG in the tanks of the LNG Tanker after loading in degrees Centigrade to the nearest 0.1"C. TL shall be determined by taking the arithmetic average from all the tanks of all the temperatures obtained from the temperature sensing points located in the liquid just after completion of the loading operation.

         Xi is the molar fraction to the nearest fourth decimal place of component (i) from the analysis obtained in accordance with Section 13.7.

         Mi is the molecular weight of component (i) as given in
         Part I, Section A of this Schedule A.

         Vi is the molar volume to the nearest fifth decimal place of component (i) in cubic meters per kilogram-mol at temperature TL and shall be obtained by linear interpolation of the data in Table II of this Section B.

         Xm is the molar fraction to the nearest fourth decimal place of methane from the analysis obtained in accordance with Section 13.7.

         C is the volume correction to the nearest fifth decimal place in, cubic meters per kilogram-mol at temperature TL shall be obtained by linear interpolation of the data in Table III of this Section B.

    An example of LNG density calculation is shown in Table I of this Section B.

                                              TABLE I

                                 Example of LNG Density Calculation
                                       Molar Volume
         Mole      Molecular           Vi  X  103
         Fraction  Weight              (m3/kg-mole)
         Xi        Mi          Xi x Mi (at-159.9"C)  (XixVi)x103

N2       0.0002    28.0134   0.006          46.89          0.009
CH4      0.8644    16.043    13.868         38.22          33.037
C2H6          0.0851    30.070    2.559          48.01          4.086
C3H8          0.0389    44.097    1.715          62.53          2.432
i-C4HIO  0.0061    58.12     0.355          77.12          0.470
n-C4HlO  0.0052    58.123    0.302          76.83          0.400
i-C5Hl2  0.0001    72.150    0.007          91.14          0.009


         1.0000              18.812                        40.443


    Average Molecular Weight = 18.812

    C = 0.67 x 10-3

    D =            18.812                        18.812.
         40.443xlO-3-0.8644xO 67xlO-      .40.443xlo-3-0.579xlO-3

         0.471904 x 103      471.9 kg/m3
/TABLE

                                              TABLE II

              MOLAR VOLUMES OF INDIVIDUAL COMPONENTS
    MOLAR VOLUMES (in m3/kg-mol at VARIOUS TEMPERATURES) x 103

              -166oC    -164oC    -162oC  -160oC  -158oC   -156oC

Methane         37,44   37.69    37.95    38.21   38.48    38.76
Ethane          47.52   47.68    47.84    48.00   48.16    48.33
Propane         61.99   62.16    62.34    62.52   62.70    62.89
n-Butane        76.26   76.44    76.63    76.82   77.01    77.20
isoButane       76.49   76.69    76.90    77.11   77.33    77.54
n-Pentane       89.85   90.06    90.26    90.47   90.67    90.88
isoPentane      90.49   90.70    90.92    91.13   91.35    91.56
n-Hexane       104.23  104.45   104.67   104.89  105.11   105.34
Nitrogen        43.58   44.55    45.64    46.83   48.11    49.47
Oxygen          30.44   30.78    31.14    31.51   31.90    32.3O
Carbon Dioxide  29.54   29.64    29.73    29.83   29.93    30.03

/TABLE

                             TABLE III

                            CORRECTION C for VOLUME REDUCTION of MIXTURE
Molecular Weight
of Mixture          C x 103 at Various Temperatures (C in M3/kg-mol)
E(Xi x Mi)         -166*C    -164*C  -162"C    -160"C     -15@"C    -156,C

17.00               0.22           0.23           0.24           0.24           0.25      0.26
17.50               0.33           0.35           0.36           0.37           0.38           0.39
18.00               0.44           0.46           0.47           0.49           0.50           0.52
18.50               0.55      0.56      0.58      0.60      0.62      0.64
19.00               0.65      0.67      0.69      0.71      0.73      0.75
19.50               0.75      0.77      0.79      0.81      0.84      0.86
20.00               0.84      0.86      0.89      0.91      0.94      0.97

    Reference: Density calculations and method from Proceedings of the First International Conference on LNG, April 1968, Paper
    No. 22, Densities of Liquefied Natural Gas and of Low
    Molecular Weight Hydrocarbons, J. Klosek and C. McKinley.


    C.   GROSS HEATING VALUE

    Gross Heating Value (mass basis) of the LNG shall be calculated by the following equation:

         P = E  (Hi x    Xi x Mi)
                        E(Xi x Mi)


where:
    P is the Gross Heating Value of the LNG loaded, stated in British Thermal Units per kilogram (any fractional number shall be rounded to the nearest BTU).

    Hi is the Gross Heating Value of component (i) expressed as BTU per kilogram as given in Part I, Section A of this Schedule A.

    Xi is the molar fraction to the nearest fourth decimal place of component (i) from the analysis obtained in accordance with
    Section 13.7.

    Mi is the molecular weight of component (i) as given in Part
    I, Section A of this Schedule A.

An example of Gross Heating Value Calculation is shown in Table IV of this Section C.

                                              TABLE IV

              Example of Gross Heating Value Calculation

         Mole      Heating  Molecular                   Hi x Xi X Mi
     Fraction        Value     Weight                   E(Xi x Mi)
           Xi  Hi (Btu/kg)       Mi    Xi x Mi          in BTU/Kg

N2     0.0002            -    28.0134    0.006           -
C1     0.8644        52671     16.043   13.868              38828
C2     0.0851        49236     30.070    2.559               6698
C3     0.0389        47737     44.097    1.715               4352
i-C4   0.0061        46809     58.123    0.355                883
n-C4   0.0052        46959     58.123    0.302                754
i-C5   0.0001        46392     72.150    0.007          17
       ______                           ______              _____
       1.0000                           18.812              51532

    D.   DETERMINATION OF TOTAL BTU DELIVERED

    The total number of British Thermal Units delivered shall be calculated by the use of the following formula:

         Q = V x D x P

    where:
         Q is the quantity of the LNG delivered in British Thermal
         Units (any number shall be rounded to the nearest 10 million).

         V is the volume of the LNG loaded, stated in cubic meters, determined as provided in Section 13.9 B (any number shall be rounded to the nearest cubic meter).

         D is the density of the LNG loaded, stated in kilograms per cubic meter as determined in Section B, Part I of this Schedule A.

         P is the Gross Heating Value of the LNG loaded, stated in British Thermal Units per kilogram as determined in Section C, Part I of this Schedule A.

    Example calculation of Total BTU delivered:

         For purposes of the example calculation assume

              V = 120,281 cubic meters of LNG

         From Section B, Part I

              D = 471.9 Kg/m3

         From Section C, Part I

              P = 51532 BTU/Kg

         And Total BTU delivered:

               Q = V X D X P
               Q = 120,281 X 471.9 X 51532
                 = 2,924,990 X 10 6 BTU

                     PART II - QUALITY DETERMINATIONS


    A. For quality determination of Gross Heating Value as pro-vided for in Article 11, the following calculation method shall be used (Part I, Section A of this Schedule A shall be used as the data source).

                                   Gross Heating
               Mole Fraction       Value
Component           Xi             vi (BTU/Ft3)        Xi x Hvi

     N2             0.0002         0.0                   0.0
     C1             0.8644         1010.0              873.0
     C2             0.0851         1769.6              150.6
     C3             0.0389         2516.               197.9
    i-C4            0.0061         3251.9              19.8
    n-C4            0.0052         3262.3              17.0
    i-C5            0.0001         4000.9              0.4
                    ______                             ______
                    1.0000                             1158.7

    B. For quality determination of molecular percentages of pentanes and heavier, butanes and heavier, methane, and nitrogen the chromatograph analysis provided for in
         Section 13.7 shall be used.

    C.   Hydrogen Sulfide Test Method - The ASTM D 2725-70,
         Standard Method of Test for Hydrogen Sulfide in Natural
         Gas (Methylene Blue Method), shall be used to determine the hydrogen sulfide content of the LNG for purposes of this Contract, unless Seller and Buyers mutually agree that some other method should be used.

    D.   Total Sulfur Test Method - The ASTM D 2784-70, Standard
         Method of Test for Sulfur in Liquefied Petroleum Gases
         (Oxy-hydrogen Burner or Lamp) shall be used to determine the total sulfur content of the LNG for purposes of this Contract, unless Seller and Buyers mutually agree that some other method should be used.

              PART III - MAXIMUM PERMISSIBLE TOLERANCES



         Temperature    + 0.2oC at - 160oC
         Pressure       + 1% of Span
         Level          + 10 mm at upper and lower 5 meters of the
                        tanks in the LNG Tanker.
         Composition    As provided in G.P.A. Standard 2261,
                        Method of Analysis for Natural Gas and
                        Similar Gaseous Mixtures by Gas
                        Chromatography.


EXHIBIT A
       Principles for determining liability of the parties under COU with regard to LNG tankers at Bontang

    1.   "Company" shall be defined to include the Terminal
         Operator, Pertamina, the production-sharing contractors, independent contractors on the land site and any other person or company associated in the production, storage and loading of LNG on the Company's behalf, including their respective agents, affiliates and subsidiaries.

         "Owner" shall be defined to include each person or company participating in the ownership and/or operation of the ship, but excluding those persons or companies included within the definition of "Company".

    2. The Company and the Owner each accepts full responsibility for and indemnifies the other against personal injury and death claims of its own employees and their families, and such claims are excluded from the COU.

    3. In the event that damage (including the costs of cleaning up oil spilt from the ship) is caused to the property of the Company by the Owner's ship, the liability of the Company and the Owner shall be in proportion to the degree of their respective fault; provided that if, having regard to the circumstances, it is not possible to establish the degree of respective faults or if neither party appears to be at fault, the liability shall be apportioned equally.
    4. There shall be no liability of the Owner (except as provided in Pars. 2 and 6) in the event that the incident:

         1. resulted from an act of war, hostilities, civil war or insurrection or Act of God including, but not limited to, earthquake, volcanic eruption, tidal wave, lightning, or typhoon, provided the Owner acted reasonably in the circumstances to protect the property of the Owner and the Company from loss or damage.

         2. was wholly caused by an act or omission with intent to cause loss or damage by a third party. It is agreed that a member of the crew of the Owner's ship is not a third party.

         3. was wholly caused by the negligence or wrongful act of the government or other authority responsible therefor to maintain lights or other navigational aids.

    5. The Owner accepts responsibility for the acts of tugs and pilots and if separate towage or pilotage contracts are used in the port, then as to any inconsistency between those contracts and the terms of this document, this document shall be controlling.

    6. If the ship sinks, grounds or otherwise becomes an obstruction or danger in the opinion of the Company, the Owner shall be responsible at its sole expense to take reasonable steps to remove such obstruction or danger, and the Company shall make best endeavors to assist the Owner to fulfill this responsibility.

    If the Owner fails to effect such removal within a reasonable time, then the Company may effect such removal at Owner's expense. The actual cost of such removal (and damage to property of the Company in the course of removal by the Owner) shall be excluded from the liability limit. Consequential damages for failure of the Owner to take reasonable steps to effect such removal within a reasonable time shall be recoverable in accordance with applicable legal principles and shall be included within the liability limit set forth in Par.
    9.

    In the event that the casualty giving rise to the obstruction or danger was caused in whole or in part by the fault of the Owner, then consequential damages shall be recoverable in accordance with applicable tort principles of English law subject to the thirty (30) days franchise of Par. 8 and shall be included within the liability limit set forth in Par. 9.

    The foregoing shall not apply in the case where the obstruction or danger (a) resulted from an act of war, hostilities, civil war or insurrection or (b) was wholly caused by an act or omission done with intent to cause damage by a third party. It is agreed that a member of the crew of the Owner's ship is not a third party. However, in the case of (b), above, the Owner shall b.e responsible at its sole expense for taking reasonable steps to remove the obstruction or danger.

    7. All claims of third parties against the Company and/or the Owner are excluded from the COU.

    8. Subject to Par. 6, to the extent that consequential damages of the Company are recoverable under this document they shall be determined in accordance with applicable legal principles, provided that no consequential damages shall be recoverable by the Company under the COU in respect of any incident unless the operations of the Company shall have been materially disrupted for a period in excess of thirty (30) days.

    9. As to matters contained in this document the rights and obligations of the parties shall be determined in accordance with these principles and, as to such matters,

         (a) The Company waives its rights against the Owner under general law other than those contemplated herein, and

         (b) The Owner waives its rights to limit its liabilities under general law, statute or international convention.

         Except as otherwise provided in Pars. 2 and 6, the total.
         aggregate liability of the Owner to the Company in respect of any one incident shall not exceed
         U.S.$150,000,000.

    10. The liability and the limit set forth above shall continue in effect for as long as the Owner can obtain customary P and I Club cover for the risk.

    11. The COU shall be governed by English law and subject to enforcement in the High Court of Justice in London.


    12. Except as provided in Par. 2, the Owner waives all claims against -the Company arising from damage to the ship or its cargo in connection with the use of loading port facilities.

    13. The Company win not be responsible for loss, damage or delay arising from labor disputes.

    14. The master will have the sole responsibility on behalf of the Owner for the safety and proper navigation of the ship and shall place, transport and remove the ship at or from the berth as reasonably directed by the Company.

    15. Subject to Par. 10, the Owner will keep the ship fully entered in a P and I Club and will produce annually to the Company a copy of the certificate of entry endorsed to the effect that the P and I Club has agreed to cover
         P and I risks under this document in accordance with its rules and will give the Company prior notice of cancellation of such cover at the same time and in the same manner as customarily provided to mortgagees of entered ships.

    16. As to any inconsistency between the COU form in use in the port and this document, this document shall be controlling.

                  SIDE LETTER TO 1973 LNG SALES CONTRACT
                       AND BADAK LNG SALES CONTRACT


                                                            January 1, 1990


CHUBU ELECTRIC POWER CO., INC.
THE KANSAI ELECTRIC POWER CO., INC.
KYUSHU ELECTRIC POWER CO., INC.
NIPPON STEEL CORPORATION
OSAKA GAS CO., LTD.
TOHO GAS CO., LTD.


Gentlemen:


Reference is made to our discussions on the amendment and restatement of the 1973 LNG Sales Contract and the Badak LNG Sales
Contract as of even date herewith, under which certain Fixed
Quantities of LNG are sold.

Pertamina confirms that it places great importance on the mutual trust and cooperation that exists with Buyers, and that no changes effected by the said amendment and restatement are intended to adversely effect the relationship between the parties. Pertamina also fully appreciates the marketing opportunities for the excess capacity of its LNG facilities provided by Buyers and will continue to pursue such opportunities in the future.

It is Pertamina's policy to retain the right to dispose of the excess capacity of its LNG facilities to such purchasers and upon such terms as it may elect. Pertamina is therefore unable to grant any general reservations of its excess capacity.

However, in view of the long term business relationship between Pertamina and Buyers, Pertamina agrees that once a Buyer offers in writing to purchase a specified quantity of LNG on terms to be agreed, then and to the extent Pertamina determines that it has excess LNG production capacity and (if applicable) shipping capacity available, then Pertamina will give preferential consideration to such offer over future offers from other potential purchasers for a reasonable period while good faith negotiations are being conducted with such Buyer.



Very truly yours,

PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)



By          /s/



ACKNOWLEDGED AND ACCEPTED
this 1st day of January, 1990


CHUBU ELECTRIC POWER        OSAKA GAS CO., LTD.
CO., INC.

By           /s/            By           /s/

THE KANSAI ELECTRIC POWER   TOHO GAS CO.,
CO., INC.


By           /s/                       By
                                                 /s/


KYUSHU ELECTRIC POWER CO., INC.


By           /s/

NIPPON STEEL CORPORATION


By           /s/

                    AMENDED AND RESTATED SIDE LETTER TO
                         BADAK LNG SALES CONTRACT



                                                            January 1, 1990



CHUBU ELECTRIC POWER CO., INC.
THE KANSAI ELECTRIC POWER CO., INC.
OSAKA GAS CO., LTD.
TOHO GAS CO., LTD.

Gentlemen:

          This letter relates to the amended and restated Badak LNG
Sales Contract (the "Contract") dated today between each of you as Buyers and Pertamina as Seller (terms defined in the Contract shall have the same meaning when used herein). With respect to the Contract, Seller and Buyers agree that the following shall apply:

         I.   Assistance to Buyers
              We have agreed that Seller and Buyers will work together and cooperate to establish mechanisms and procedures which permit and contribute to the smooth performance by Buyers of Buyers' obligation to provide transportation for LNG to be sold and purchased under the Contract. To this end Seller will use its best efforts to assist Buyers, Buyers' Transporter, or Buyers'
Representative in respect of Buyers' accomplishment of the following:

         A. Obtaining Indonesian Government permits, licenses and clearances.

         B. Identifying Indonesian taxes payable by Buyers or Buyers' Transporter.

         C. Obtaining supply of necessary utilities and services to LNG Tankers at the Loading Port including access to an LNG Tanker from onshore and establishing arrangements for emergency assistance to LNG Tankers by the Loading Port operator.

         D. Consultation as to operating procedures designed to expedite the turnaround of LNG Tankers at the Loading Port, including the facilitation of the timely performance of the duties of Ship's Agent.

         E. Formalities necessary to import ship stores and spare parts and to permit the entry into and departure from Indonesia of the LNG Tanker crew and operating personnel on a basis similar to Seller's providing such assistance to Seller's Transporter under its arrangements for transportation of LNG sold and purchased under the 1973 LNG Sales
              Contract.

         F. Obtaining pilots and tug boats and any other necessary attending vessels, equipment and services for the LNG Tankers in the Loading Port.

          Should Buyers inform Seller that in their view the level of port charges imposes an unreasonable commercial burden, Seller will cooperate with Buyers in examining the problem and in presenting the problem to the appropriate port authorities.

          Seller will continue its efforts to maintain the approval of marine authorities in Indonesia to 24-hour operation of the Loading Port.

          Further, Seller and Buyers (and Buyers' Transporter) will work together and exchange relevant data and information relating to the respective insurance programs of each to cover ship/shore risks with the objective of coordinating their respective insurance programs covering shipside and shoreside risks.

          In addition to those matters specifically noted herein
Seller contemplates providing shoreside assistance to Buyers'
Transporter similar and to substantially the same extent that Seller provides such assistance to Seller's Transporter under its arrangements for transportation of LNG sold and purchased under the 1973 LNG Sales Contract.

         II.  Conditions of Use

              Conditions of Use ("COU") will be signed by the Master of each LNG Tanker before using the Loading Port facilities.
However, in view of the general COU terms, it is necessary to agree to the principles for determining liability under COU with regard to LNG Tankers at Bontang for which adequate insurance is available to protect the interests of all parties, taking into account current availability of P. and I. cover. A copy of these principles is attached hereto as Exhibit A. Such principals formed the basis for certain Omnibus and Waiver Agreements covering the three LNG Tankers of Buyers' Transporter.

              In the future the COU may be amended from time to time by Seller, but Seller shall give Buyers prior notice of each revision in order to enable Buyers and Buyers' Transporter to detemiine promptly whether such revision will be covered by the Buyers' Transporter's insurers. As to revisions that do not increase Buyers' Transporter's liabilities under the principles, such revisions shall become applicable to Buyers' Transporter upon the advice of Buyers' Transporter's insurers that the revisions are approved by insurers or that such approval is not required in order to maintain Buyers' Transporter's insurance. As to revisions that increase Buyers' Transporter's liabilities under the principles, such revisions shall become applicable to Buyers' Transporter when
Buyers' Transporter consents thereto.

              If Buyers utilize LNG Tankers other than the three
LNG Tankers of Buyers' Transporter then Seller and Buyers shall cooperate to make the foregoing COU liability system applicable to such other LNG Tankers.

              In addition to the foregoing, in the event that during the term of the Contract changed circumstances of a substantial nature make it appropriate to reconsider the scope of the liabilities and adequacy of insurance cover as set forth in the attached principles, then Seller and Buyers shall engage in a process of mutual review and consultation in order to determine how to cope with the changed circumstances.

         III.   Transportation Force Majeure
              The Contract provides that certain events of force majeure affecting LNG Tankers can excuse Buyers from performance of their obligations under the Contract, including their obligations to pay for Fixed Quantities of LNG available but not taken.

              In the case of a transportation force majeure which affects only a small portion of the Fixed Quantities or which reduces or limits Buyers' ability to perform their obligations under the Contract for only a short period of time the reduction or loss of revenues to Seller may be manageable, since during periods of force majeure Seller can sell the quantities of LNG which Buyers are unable to purchase to third parties.

              However, an extended period of transportation force majeure which prevents Buyers from performance of their obligations would present very serious problems to both Seller and Buyers.

              The Contract provides that in the case of a force majeure, Buyers shall take all reasonable measures to resume normal performance within the shortest practicable time. But if in spite of all that Buyers can do, Buyers are unable either to resume normal performance within a reasonable period of time or adopt a plan which, taking into account the then existing circumstances, will provide reasonable assurance to Seller that normal performance will be resumed within a period that will hold the Force Majeure
Deficiency caused by the transportation force majeure to a level which can be restored within a reasonable period of time and thereby minimize Seller's financial loss and relieve the pressure on Buyers to increase the quantities to be taken during later Fixed
Quantity Period, then Seller and Buyers will consult together and in good faith try to reach agreement as to what to do.

              Among the circumstances to be considered by the parties are the point in time during the term of the Contract at which the force majeure occurs, the amount of the Force Majeure
Deficiency caused thereby, the ability of the Buyers to accept the Restoration Quantities and of Seller to provide such Restoration
Quantities and the length of the period of time before restoration can be accomplished, the financial consequences to Seller and Buyers, and alternatives available to Seller to sell to third parties the LNG for which transportation is not available.

              We are of the opinion that a period of nine months from the date on which the relevant event of force majeure occurred, or, if loner, the period ending with the end of the Fixed
Quantity Period during which the event of force majeure occurred provides a reasonable time for Buyers either to resume normal performance or adopt a plan which meets the above standards and provides reasonable assurance to Seller that performance will be resumed within the shortest practicable time.

              If Buyers are unable to adopt such a plan to resume normal performance within such period, then (i) any plan thereafter adopted by Buyers shall be with Seller's consent, which consent shall not unreasonably be withheld, and (ii) then, or at any later time before such a plan has been adopted, Buyers, at the request of Seller in connection with the commitment by Seller to sell to third parties all or a portion of the quantities for which transportation has not been made available, shall agree to the reduction of the Fixed Quantities to the extent and for the term of such commitment which Seller proposes to make, provided that, if after expiration of the aforesaid period, such a plan to resume normal performance is adopted by Buyers, Buyers shall no longer be obligated to agree to a reduction in Fixed Quantities.


IV.  Transportation Coordination
              In connection with the Contract, Seller and Buyers hereby confirm that they share the view that it is beneficial to:

              1.   Coordinate among Seller, Buyers and Buyers'
Transporter for the smooth, efficient and safe operations of the Badak LNG trade; and

              2. Coordinate efficient utilization of both fleets in a manner that utilizes the spare capacity of the vessels as back-up for both the 1973 LNG Sales Contract and the Contract so that if Seller requires transportation additional to that available to Seller from Seller's Transporter in order to transport cargoes sold under the 1973 LNG Sales Contract or if Buyers require transportation additional to that available to Buyers from Buyers'
Transporter in order to transport cargoes sold pursuant to the Contract and, if the other party has transportation available for such purpose at the time and for the period needed, such other party shall do so upon mutually agreeable terms and conditions.

V.  Section 4.14(b)(i)
              Notwithstanding the provisions of Section 4.14(b)(i) of the
Contract, Seller agrees not to include in claims of Seller for damage caused to the Badak Facility by an LNG vessel other than an LNG Tanker any amounts paid or payable by Seller to Seller's
Transporter on account of non-utilization of such LNG vessel or other LNG vessels of Seller's Transporter.

          This amended and restated Side Letter is intended to replace in its entirety the original side letter to the Badak LNG
Sales Contract dated as of April 14, 1981.

Very truly yours,
PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS
BUMI NEGARA (PERTAMINA)



By          /s/


AGREED AND CONSENTED TO
This 1st day of January, 1990


CHUBU ELECTRIC POWER CO., INC.



By          /s/


THE KANSAI ELECTRIC POWER CO., INC.



By          /s/


OSAKA GAS CO., LTD.



By          /s/


TOHO GAS CO., LTD.



By          /s/



